EQUITY PURCHASE AGREEMENT

This Equity Exchange Agreement, dated as of January 1, 2022, (this "Agreement"), is entered into by and among Starfighters International, Inc., a Delaware corporation (the "Company"), and the Rick Svetkoff (the "Founder").

RECITALS

A. The Founder holds all of the outstanding equity interests in Starfighters, Inc., a Delware company, as set forth opposite the Founder's name on Exhibit B hereto in the column "Interest in Starfighters, Inc. Being Sold" (the "Prior Interests").

B. The Founder has agreed to sell the Prior Interests to the Company (the "SF Sale") for $1.00 (the "Consideration").

C. The Company and the Founder desire to enter into this Agreement to effect the SF Sale on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Founder hereby agree as follows:

ARTICLE I

EXCHANGE OF EQUITY

1.01 Sale of Equity.  The Founder hereby agrees to sell the Founder's Prior Interests for the Consideration. In connection with the SF Sale, the Founder agrees to execute and deliver to the Company an Assignment of Interest in the form attached hereto as Exhibit A, transferring and assigning to the Company the Founder's Prior Interests.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Founder as follows:

2.01 Organization and Corporate Power.  The Company is duly incorporated and in good standing under the laws of the state of Delaware and has all requisite corporate power and corporate authority for the ownership and operations of its properties and for the carrying on of its business as now conducted. The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform all its obligations hereunder.

2.02 Authorization of Agreements and Validity.

(a) The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder, have been duly authorized by all requisite corporate action and will not (x) violate (i) any provision of any applicable law, or any order of any court or other agency of government applicable to the Company, (ii) the certificate of incorporation or bylaws of the Company, each as amended, or (iii) any provision of any material agreement or other instrument to which the Company is bound, or (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material agreement or other instrument.

(b) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, and binding obligation of the Company, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE FOUNDER

The Founder represents and warrants to the Company that:

3.01 Authorization.  The Founder has full power and authority to enter into this Agreement and that this Agreement constitutes a valid and legally binding obligation of the Founder, enforceable in accordance with its term, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.02 Title to Interests Being Exchanged.  The Founder owns the Prior Interests being exchanged by the Founder free and clear of all liens and encumbrances, except such liens and encumbrances imposed by applicable securities laws, and that neither the Prior Interests nor any interest therein had been sold, assigned, endorsed, transferred, deposited under any agreement, hypothecated, pledged for any bank or brokerage loan or otherwise disposed of in any manner by the Founder or on the Founder's behalf.  The Founder further acknowledges that neither the Founder nor anyone on the Founder's behalf has signed any power of attorney, or other assignment or authorization respecting the same which is now outstanding and in force, and no person, firm or corporation has any right, title, claim, equity or interest in, to or respecting any of the Prior Interests.

3.03 No Conflict.  The execution and delivery of this Agreement by the Founder and the consummation of the transactions contemplated hereby and thereby, do not and will not result in the breach of, or constitute a default under, or require the consent of a third party under, or result in any lien, claim or encumbrance on any of the Founder's assets or the Prior Interests under any mortgage, lease, note, bond, indenture, agreement, license or other instrument or obligation to which the Founder or any of the Founder's assets are bound or affected.

ARTICLE IV

MISCELLANEOUS

4.01 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Florida for all purposes and in all respects, without regard to the conflict of law provisions of such state.

4.02 Entire Agreement.  This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof.

4.03 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Facsimile copies of signed signature pages will be deemed binding originals.

4.04 Electronic Execution and Delivery.  This Agreement, to the extent executed and delivered by means of a facsimile machine or electronic mail (any such delivery, an "Electronic Delivery"), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature of agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

4.05 Amendments and Waivers.  This Agreement may be amended or modified, and provisions hereof may be waived, with the written consent of the Company and the Founder.

4.06 Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

[Remainder of page intenionally blank - Signature page follows]

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

STARFIGHTERS INTERNATIONAL, INC.

By:	/s/ Rick Svetkoff

Name:	Rick Svetkoff

Title:	President/CEO

STARFIGHTERS SPACE, INC.:

/s/ Rick Svetkoff
Rick Svetkoff

[Signature Page to Equity Purchase Agreement]

EXHIBIT A

The undersigned ("Transferor"), hereby sells, transfers and assigns the Prior Interests (as such term is defined in the Equity Purchase Agreement between Transferor and Starfighters International, Inc., a Delaware limited liability company (the "Company"), to the Company, along with all of Transferor's right, title and interest in the Prior Interests, free and clear of all liens and encumbrances.

Dated and made effective as of the date of the Equity Purchase Agreement.

FOUNDER:

/s/ Rick Svetkoff
Rick Svetkoff

EXHIBIT B

SCHEDULE OF INTERESTS

Founder	Interest in Starfighters, Inc. Being Sold

Rick Svetkoff	100%

TOTAL	100.00%